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         A: Ontario's Economic Performance: Growth, Jobs and Prosperity
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                 2002 Ontario Economic Outlook and Fiscal Review
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         A: Ontario's Economic Performance: Growth, Jobs and Prosperity
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Ontario Leads Economic Growth

The Ontario  economy is  rebounding  from the setback in 2001,  when real growth slowed to 1.5 per cent.  Ontario  was not alone last year as all G-7  industrial countries experienced a marked slowdown in real growth.

In the face of turbulent economic times, however,  Ontario's sound policies have supported a return to stronger  economic  growth.  Real Gross  Domestic  Product
(GDP) increased by 1.1 per cent (4.4 per cent  annualized) in the second quarter of 2002, following a strong first-quarter  advance of 1.8 per cent (7.6 per cent annualized).  In 2002,  Ontario auto sales have risen 8.5 per cent from the same period a year  earlier,  while home  resales  have  grown  12.8 per cent.  Since
December 2001, Ontario has added almost 170,000 net new jobs.

The same  policies  have  helped  Ontario to prosper  over the years since 1995.
During  the  1996-2001  period,  Ontario's  real GDP grew by 26.6 per  cent,  an average  of 4.0 per  cent per  year.  This was a  dramatic  turnaround  from the stagnation  of the early  1990s.  Since  1995,  Ontario's  growth  has been much stronger  than that of any G-7  nation  and also  faster  than the growth of any other provincial economy.

                      Economic Growth: Ontario and the G-7
                 Average Real GDP Growth, 1996-2001 (Per Cent)
          -----------------------------------------------------------
                      Region                      Per Cent
                      Ontario                       4.0
                      Canada                        3.6
                      U.S.                          3.4
                      U.K.                          2.7
                      France                        2.6
                      Italy                         1.9
                      Germany                       1.6
                      Japan                         1.1
          -----------------------------------------------------------
Sources:  Statistics   Canada,   Organisation  for  Economic   Co-operation  and
          Development and Ontario Ministry of Finance.

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                 2002 Ontario Economic Outlook and Fiscal Review
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o    Strong domestic  demand,  supported by tax cuts and job creation,  has been the main ingredient of Ontario's strong economic growth. Over the 1996-2001 period, consumer spending,  accounting for 50.6 per cent of Ontario growth, and  business  investment,  accounting  for 18.5 per cent of  growth,  have played the leading roles.

o    Policies  supporting  a  positive  business  climate  also  helped  Ontario producers compete on the international stage.  Ontario's  international and interprovincial trade performed  impressively over the last six years. Real exports have  increased by 38.5 per cent,  while imports have grown by 35.0 per cent.

PRODUCTIVITY GROWTH: ONTARIO GOES FROM WORST TO FIRST

Rising productivity is the only enduring way to achieve an improving standard of living. The broadest measure of an economy's  productivity is the growth in real
GDP per capita. Since 1995, Ontario's GDP per capita growth has exceeded that of the rest of Canada,  the United  States  and the  average of the  industrialized countries.  Ontario's  rising  productivity  and strong job creation  since 1995 reflect the benefits of reducing taxes and creating an environment  conducive to investment.

Sound Policies Lead to Strong Productivity Growth
Per Cent Change in Real GDP per Person
-----------------------------------------------------------------------------
        Year              Ontario            Rest of              U.S.
                                              Canada
      1990-95               -2.8                4.4                6.3
     1996-2001              16.9               15.8               14.2

Sources:  Statistics  Canada,  Ontario  Ministry of Finance  and U.S.  Bureau of
          Economic Analysis.
--------------------

o    International  economic  studies  show that  cutting  taxes on personal and business  income leads to  significant  increases in long-run  productivity growth.

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         A: Ontario's Economic Performance: Growth, Jobs and Prosperity
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o    Cutting income taxes  invigorates an economy.  It gives both  entrepreneurs and  employees  the  incentive  to try harder to achieve  success  and earn higher incomes because they will be able to keep a larger part of what they earn.  Lowering business taxes also leads to increased  investment,  higher productivity and higher incomes for Ontario workers.

o    Productivity gains also result from investment in equipment, technology and knowledge;  from  innovation  that  creates  new  products  and new ways of working;  and  from an  agile  industry  that  continually  seeks  the best opportunities. These are the hallmarks of Ontario's economy.

Skilled Workforce an Advantage for Ontario

A skilled  workforce  is also  critical  to raising  productivity  and  creating growth.  Ontario's highly educated  workforce  provides a strong skills base for the province's  industries.  In recent years,  about 90 per cent of net new jobs have gone to those with higher education.

o    Ontarians  know the value of  education.  At 55 per cent,  Ontario tops all countries in the  Organisation  for Economic  Co-operation  and Development
     (OECD)  with the  highest  share of adults  with  completed  post-secondary education.  This measure  includes  university and college  credentials and college-based  apprenticeship  and training.  Ontario's rate of educational attainment  is more than  double the OECD  average of 25 per cent.  Ontario ranks first in college  credentials  and third in  university  credentials, surpassed by only the United States and Norway in the latter category.

            Adult* Post-Secondary Educational Attainment, Ontario and OECD, 2001
                  Adults with Completed Post-secondary Education (Per Cent)
---------------------------------------------------------------------------------------------
                    Region                                        Per Cent
                    Ontario                                         55.0
                    Canada                                          53.9
                    U.S.                                            37.3
                    Ireland                                         35.6
                    Japan                                           33.8
                    Australia                                       29.0
                    Germany                                         28.2
                    U.K.                                            26.1
---------------------------------------------------------------------------------------------
*Adults aged 25-64.

OECD Average: 25%
Sources:  OECD,  Education  at a Glance  (2002) and  Statistics  Canada,  custom tabulations for Ontario.

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                 2002 Ontario Economic Outlook and Fiscal Review
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The government has made significant investments in education and skills training that will  establish  Ontario as a leader in preparing  its young people for the future:

o    An additional $368 million in  post-secondary  operating  grants by 2003-04 will ensure that every willing and  qualified  student in the double cohort will be able to attend college or university.

o    The Ontario  SuperBuild  Corporation  and its partners are  investing  $2.2 billion to expand and modernize college and university facilities, creating more than  79,000 new  spaces for  students.  This is the  largest  capital investment in post-secondary education since the 1960s.

o    New commitments of over $120 million to expand the apprenticeship  training system, including doubling the entrants to apprenticeship,  connecting more young people and those trained  outside of Canada to careers in the skilled trades, and modernizing  classroom  equipment.  These investments will help prevent serious skills shortages.

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         A: Ontario's Economic Performance: Growth, Jobs and Prosperity
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Family Incomes Continue to Rise

Improved  productivity  is  reflected  in the  upward  trend in family  incomes.
Coupled with strong growth in employment  and investment  earnings,  incomes for
Ontario  families  have risen  steeply  since 1995.  Furthermore,  tax cuts have enabled families to keep more of this income. Since 1995, real average after-tax family  income has increased by nearly 17 per cent to reach a high of $62,062 in
2000, the latest data available.

             Average Family Incomes in Ontario Continue to Rise

-----------------------------------------------------------------------------
             Year                   Real Average After-tax Family Income
                                      in Constant 2000 Dollars, Ontario
------------------------------- ---------------------------------------------
              91                                   53,769
              92                                   53,564
              93                                   52,441
              94                                   53,319
              95                                   53,208
              96                                   54,055
              97                                   55,613
              98                                   58,216
              99                                   60,195
              00                                   62,062

Source: Statistics Canada, Income in Canada (2000).
-------------------------------

The growth in family incomes has been spread across  different types of families and income groups:

o    Two-parent  families with children saw their real average  after-tax income increase from $57,672 in 1995 to $68,707 in 2000, a 19 per cent increase.

o    Single-parent  families saw their real average  after-tax  income rise from
     $26,568 in 1995 to $35,272 in 2000, a 33 per cent increase.

o    All family income quintiles saw growth between 1995 and 2000,  ranging from
     9 to 22 per cent.

Strong job growth since 2001 is likely to have led to further real  increases in incomes for Ontario families.

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                 2002 Ontario Economic Outlook and Fiscal Review
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Strong Population Growth

Ontario  continues  to attract  new  residents.  In 2002,  Ontario's  population reached 12.1 million, up 1.5 per cent from the previous year. This followed even stronger  population  growth of 1.7 per cent in 2001. In comparison,  population growth averaged 1.3 per cent annually over the 1990s.  Above-average population growth over the past two years was  attributable to record levels of immigration to Ontario.

                                       Annual Population Growth, Ontario
                                                   Thousands
----------------------------------------------------------------------------------------------------------------
                Year                           Population Growth1              Net International Migration2
                 92                                  142,854                              96,871
                 93                                  119,972                              81,488
                 94                                  137,054                              98,055
                 95                                  137,424                              92,611
                 96                                  135,951                              93,055
                 97                                  148,614                              90,725
                 98                                  137,923                              75,598
                 99                                  140,453                              73,223
                 00                                  169,703                              98,895
                 01                                  197,294                             136,283
                 02                                  173,438                             127,645

1.   Population growth is over Census year, July 1 - June 30.
2.   Net  International  Migration = Immigration  minus Net Emigration  plus Net
     Change in Non-Permanent Residents.

Source:  Statistics Canada.
-------------------------------------

o    Immigration totalled nearly 153,000 in Census year 2001-02. This followed a
     similarly  high  level  of  150,000   immigrants  to  Ontario  in  2000-01,
     significantly above the average annual level of 118,000 during the 1990s.

o    Immigration  also  contributed to strong  population  growth in the Greater
     Toronto Area (GTA). In 2002, the GTA's population was nearly 5.5 million, a
     14.1 per cent increase over 1996.  The GTA accounted for 45 per cent of the province's  population  in  2002  but  nearly  70  per  cent  of  Ontario's population growth over the 1996-2002 period.

Ontario is highly  urbanized  with 49 per cent of Ontarians  living in cities of over 500,000  people.  According to the 2001 Census,  78.5 per cent of Ontarians lived in an urban  area with a  population  of 10,000 or more,  up from 76.5 per cent in 1996.  Ontario's rural  population  declined  slightly  between 1996 and
2001,  falling  about  50,000  to  reach  1.7  million  or 15.3  per cent of the population in 2001.

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         A: Ontario's Economic Performance: Growth, Jobs and Prosperity
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Strong and Broadly Based Job Creation

Job  creation  continues to benefit  from sound  policies  that foster a healthy business climate. Since September 1995, the Ontario economy has generated over a million net new jobs,  accounting for 46.5 per cent of the national job gain. In the face of  economic  challenges,  just over  9,000 jobs were  created  between
December  2000 and December  2001.  Since then almost  170,000 net new jobs have been created.

                Jobs Created in Ontario Since September 1995*

-----------------------------------------------------------------------------
             Year                        Cumulative Net Job Creation
                                                 (Thousands)
              95                                      19
              96                                      86
              97                                     272
              98                                     443
              99                                     641
              00                                     829
              01                                     839
              02*                                  1,008

*Cumulative  change from  September  1995 to December of each year,  except 2002 estimate (October).
Sources:  Statistics Canada and Ontario Ministry of Finance.
-------------------------------

Job prospects have improved right across the economy.  Men, women and youth have all benefited.

o    Ontario's  youth gained  115,300 net new jobs during the 1998-2001  period, more than in any other four-year period on record.  The youth  unemployment rate has fallen by almost four percentage  points since 1997, from 16.4 per cent to 12.5 per cent in 2001.  In 2002,  youth have  posted  positive  job growth,  gaining  20,100  net new jobs in the third  quarter,  the  largest quarterly advance in four years.

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                 2002 Ontario Economic Outlook and Fiscal Review
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Job Growth Across Ontario's Regions

Since September 1995, all regional  economies in Ontario have benefited from the province's strong job growth performance.

                       Regional Job Growth Since September 1995

--------------------------------------------------------------------------------------
                      Region                                 Per Cent (up)
                 Northern Ontario                                 4.5
                 Eastern Ontario                                 20.3
                 Central Ontario                                 18.6
                 GTA                                             23.7
                 Southwestern Ontario                            13.4

Regional figures are seasonally adjusted, three-month moving averages.
Sources:  Statistics Canada and Ontario Ministry of Finance.
--------------------------------------------------

o    Since September 1995,  Ontario's two largest  regional  economies--the  GTA with 45 per cent of Ontario  employment,  and Central  Ontario  with 23 per cent of  employment--created  roughly  527,900  and  221,800  net new  jobs respectively.

o    Also since September 1995, Ontario's Eastern and Southwestern regions--each with about 13 per cent of provincial  employment--created  roughly  135,200 and 91,600 net new jobs  respectively.  Northern Ontario (with over six per cent of employment) created roughly 16,200 net new jobs.

o    Over the past 12 months,  employment has increased in all five of Ontario's regional  economies:  33,500  net new jobs in  Eastern  Ontario;  40,200 in
     Central  Ontario;  54,400 in the GTA; 16,800 in Southwestern  Ontario;  and
     12,600 in Northern Ontario.

o    The  government  intends  to create  tax-incentive  zones  for  communities experiencing  challenges in attracting  investment and jobs. Tax incentives
     would  encourage  businesses  to  invest,   relocate  or  expand  in  these
     communities  and give young people the opportunity to live,  work,  raise a family and give back to the communities where they grew up.

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         A: Ontario's Economic Performance: Growth, Jobs and Prosperity
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o    The  government  has invited  communities to come forward with proposals to host one of six tax-incentive zone pilot projects.  The government will be looking  to test a variety  of  proposals  in  different  areas  across the province in order to identify the  conditions  necessary  to support  sound business investments and job creation.

Strong Job Growth Across Business Sizes and Sectors

Ontario's  economic  policies  are  helping  businesses  of all  sizes,  in many industries, to grow and create jobs.

                                  Ontario's Job Growth: Strong and Diversified
                    Cumulative Change in Net New Private-Sector Jobs in Ontario (Thousands)
----------------------------------------------------------------------------------------------------------------
     Year           Business-           Consumer-      Manufacturing            SMEs           Large Business
                     oriented            oriented
                    Industries          Industries
    1990-95             51                 -52              -164                -69                 -96
    1996-2002*         313                 312               240                472                 393

Business-oriented  industries include: financial,  professional,  management and other business services, communications,  transportation, wholesaling, utilities
and  resource  industries;   consumer-oriented  industries  include:  retailing,
personal  services,   entertainment  and  construction.   SMEs  are  defined  as
businesses with fewer than 500 employees,  including self-employed  individuals;
large businesses are defined as businesses with 500 or more employees.

*Annual averages, 2002 average to October. Data not seasonally adjusted.
Sources: Statistics Canada and Ontario Ministry of Finance.
---------------

o    Job creation  has been broadly  based  during the  1996-2002  period,  with robust  business  activity  supporting  the  creation  of  313,000  jobs in business-oriented  industries  such as  professional  services,  and strong consumer  spending  supporting  job growth of 312,000 in  consumer-oriented industries such as retail trade and construction. Ontario continued to lead
     the  North  American  manufacturing  economy,   creating  240,000  net  new
     manufacturing jobs.

o    Small and  medium-sized  enterprises  (SMEs)  continued  to  display  their confidence in Ontario's  approach to economic  policy,  adding  472,000 new jobs during the  1996-2002  period.  SME job creation  accounted for 55 per cent of Ontario's private-sector total.

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                 2002 Ontario Economic Outlook and Fiscal Review
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Ontario Manufacturing--Job Growth Leader in North America

The improved business environment is notable for Ontario's manufacturing sector.
Ontario has a highly competitive and diverse  manufacturing  sector. The 240,000 net new jobs  created  over the  1996-2002  period  were 57 per cent of Canada's total and more than any other province or any U.S. state. In comparison,  all of the other G-7  countries  except  France  lost  manufacturing  jobs  during  the
1996-2001 period.

o    Ontario  manufacturing  job  growth  over the  1996-2002  period was spread across many industries,  including auto parts (+52,000 jobs);  computer and
     electronic   equipment  (+26,000  jobs);   machinery  (+24,000  jobs);  and
     furniture (+22,000 jobs).

o    Half of the  manufacturing  job  growth  between  1998 and 2002 has been by small and medium-sized manufacturers.

o    In the past 12 months, Ontario has continued to lead all Canadian provinces and U.S.  states,  with a gain of 73,000 net new  manufacturing  jobs. U.S.
     manufacturing lost close to 700,000 jobs over the same period.

                     Seven-Year Change in Manufacturing Jobs, 1996-2002
                         Leading U.S. States and Canadian Provinces*
                                Cumulative Change 1996-2002**
---------------------------------------------------------------------------------------------
                    Region                                   Thousands of Jobs
                    Ontario                                         240
                    Quebec                                           99
                    Alberta                                          40
                    California                                       29
                    B.C.                                              8
                    Texas                                           -25
                    Michigan                                        -72
                    Illinois                                        -78
                    Pennsylvania                                    -89
                    Ohio                                           -101
                    New York                                       -142
---------------------------------------------------------------------------------------------

* The graph includes the seven U.S. states and the four Canadian  provinces with the highest manufacturing employment. These jurisdictions are ranked in order of manufacturing employment creation during the 1996-2002 period.

**Annual averages, 2002 average to October. Data not seasonally adjusted.

Ontario Leads North America in Manufacturing Job Creation.
Sources: Statistics Canada, U.S. Bureau of Labor Statistics and Ontario Ministry of
Finance.
---------------------------------------------------------------------------------------------

                            Manufacturing Job Creation 1996-2001,
                                  Ontario and G-7 Countries
---------------------------------------------------------------------------------------------
                    Region                                    Per Cent Change
                    Ontario                                         23.8
                    Canada                                          19.4
                    France                                           0.4
                    Italy                                            0.0
                    Germany                                         -5.1
                    U.K.                                            -6.4
                    U.S.                                            -7.4
                    Japan                                          -11.8

Ontario leads G-7 in manufacturing job growth.
Sources: Statistics Canada, OECD and Ontario Ministry of Finance.
-----------------------------------------------

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         A: Ontario's Economic Performance: Growth, Jobs and Prosperity
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Exit From Welfare Continues

Strong job growth, coupled with welfare reforms, has driven Ontario's success in lowering  welfare  dependence  every year since June 1995. As of September 2002,
613,193 fewer adults and children were on the Provincial welfare rolls.

This success in lowering the welfare caseload since 1995 is in sharp contrast to the experience in the 1980s when the caseload grew even as the economy generated jobs and reduced unemployment.

                 Exit From Welfare, Ontario

------------------------------------------------------------
             Year                  Cumulative Number of
                                    People Off Welfare
                                        (Thousands)
       June 95-June 96                      137
       June 95-June 97                      197
       June 95-June 98*                     283
       June 95-June 99                      397
       June 95-June 00                      514
       June 95-June 01                      594
       June 95-Sept. 02                     613

*As of June 1998, people with disabilities are not counted in welfare data.

Source:  Ontario Ministry of Community, Family and
Children's Services.
------------------------------

o    Welfare reforms have encouraged  self-reliance by breaking through barriers
     that  fostered   dependence.   Ontario  Works,  the  Province's   mandatory
     work-for-welfare  program,  gives  participants the chance to upgrade their education, get job training and gain valuable work experience.  At the same time, the welfare system remains a safety net for those who truly need it.

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                 2002 Ontario Economic Outlook and Fiscal Review
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Ontario's Economic Performance: A Record of Resilience and Growth

Since 1995,  Ontario has achieved an outstanding  record of economic  growth and job  creation.  Ontario's  economy has grown  faster than that of any of the G-7 nations or any other Canadian province.

                           Ontario Leads Canadian Economic Growth

---------------------------------------------------------------------------------------------
                    Region                           Average Real GDP Growth, 1996-2001
                                                                 (Per Cent)
                    Ontario                                         4.0
                    Alberta                                         3.8
                    Quebec                                          3.2
                    Nova Scotia                                     3.0
                    Manitoba                                        2.8
                    P.E.I.                                          2.7
                    Newfoundland                                    2.4
                    New Brunswick                                   2.3
                    B.C.                                            2.3
                    Saskatchewan                                    2.0

Sources:  Statistics Canada and Ontario Ministry of Finance.
-----------------------------------------------

This strong  performance  showed itself in the  resilience of Ontario's  economy during the global slowdown of 2001 and in the resumption of strong growth so far in 2002.  Ontario's  economic  policies,  including  lower taxes,  the efficient delivery of public  services,  infrastructure  investment and the elimination of unnecessary  barriers to  private-sector  initiative,  have supported this solid economic record.

The next section discusses  Ontario's  economic outlook.  Despite the many risks and uncertainties  that face world markets,  forecasters  expect continued solid economic growth in Ontario.

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